Exhibit 4.6

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND NONE OF SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

                          10% CONVERTIBLE NOTE DUE 2004

$375,000                                                     December 22, 2003

      FOR VALUE RECEIVED, GreenMan Technologies, Inc., a Delaware corporation with its principal place of business at 7 Kimball Lane, Building A, Lynnfield, MA 01940 (the "Maker"), hereby promises to pay to the order of Jed Schutz (the "Holder") with his address at 18 On the Bluff Road, Sag Harbor, NY 11963 (or at such other address as the Holder may specify by written notice to the Maker), the principal amount of THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($375,000), together with interest thereon at the rate of ten percent (10%) per annum. This note shall become due and payable in cash on December 22, 2004 or such earlier date as may be required hereby, whether by acceleration or otherwise (the "Maturity Date"). Interest shall be paid in cash on the earlier of the Maturity Date or upon conversion in accordance herewith in cash, or, in the event of an Automatic Conversion or Voluntary Conversion (as defined herein) and at the option of the Maker, in Conversion Units (as defined herein).

      On December 10, 2003, the Maker commenced a private offering ("Offering") of investment units ("Units"), each Unit consisting of (i) one share of common stock, par value $0.01 per share, of Maker ("Common Stock") and (ii) a warrant to purchase 0.5 shares of Common Stock, on the terms described in the Company's Confidential Private Placement Memorandum dated December 10, 2003 (the "Memorandum").

I.    Conversion Provisions

A.    Automatic Conversion

      Upon the occurrence of a closing of Units in the Offering (the "Conversion Event"), this Note shall automatically, and without action on the part of Holder, be converted (an "Automatic Conversion") into special investment units ("Conversion Units"), each Conversion Unit consisting of (i) a number of shares of Common Stock (the "Conversion Shares") equal to the quotient of (a) the sum of the aggregate amount of principal and interest outstanding under this Note as of the date of the Conversion Event, divided by (b) $1.0664 (the "Conversion Price") and (ii) a warrant ("Conversion Warrant") to purchase a number of shares of Common Stock equal to the product of (a) the number of Conversion Shares, times (b) 1.5 (such number of shares, the "Warrant Shares") at an exercise price per share equal to the Conversion Price.

      As promptly as practicable after the Conversion Event (if any), Maker shall issue and deliver or cause to be delivered to the Holder (i) a certificate or certificates representing the number of full Conversion Shares to which the Holder is entitled upon the Automatic Conversion, (ii) a certificate or certificates representing any fractional Conversion Shares issuable pursuant to the Automatic Conversion or, at Maker's option, cash in lieu of scrip for any fraction of a Conversion Share to which the Holder is entitled upon the Automatic Conversion and (iii) a certificate representing the Conversion Warrants which the Holder is entitled upon the Automatic Conversion. As of the Automatic Conversion, the rights of the Holder of this Note shall cease and the persons or entities in whose name or names any certificate or certificates for Conversion Shares (or fractions thereof) and Conversion Warrants issuable upon such Automatic Conversion shall be deemed to have become the holder or holders of record of the Conversion Shares and Conversion Warrants represented thereby.

B.    Voluntary Conversion

      Notwithstanding the foregoing, the Holder may convert (a "Voluntary Conversion") this Note into Conversion Units at any time after the date of issuance of this Note and on or prior to the Maturity Date in accordance with the formula set forth under "Automatic Conversion" above. In order to exercise a Voluntary Conversion, the Holder shall surrender such Note at the office of the Maker, accompanied by written notice to the Maker stating (i) that the Holder elects to convert this Note in accordance with such Voluntary Conversion and
(ii) the name or names (with addresses) in which the certificate or certificates representing the Conversion Shares and Conversion Warrants issuable pursuant to such Voluntary Conversion shall be issued. As promptly as practicable after the receipt of such notice and the surrender of this Note as aforesaid (but in any event within ten business days), Maker shall issue, at its expense, and shall deliver to the Holder (i) a certificate or certificates representing the full number of Conversion Shares issuable pursuant to such Voluntary Conversion, (ii) a certificate or certificates representing any fractional Conversion Shares issuable pursuant to such Voluntary Conversion or, at Maker's option, cash in lieu of scrip for any fraction of a Conversion Share to which the Holder is entitled upon such Voluntary Conversion, and (iii) a certificate or certificates representing the Conversion Warrants issuable pursuant to such Voluntary Conversion. Such Voluntary Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Maker shall have received both such notice and the surrendered Note as aforesaid, and at such time the rights of the Holder of this Note shall cease and the persons or entities in whose name or names any certificate or certificates representing Conversion Shares and Conversion Warrants shall be deemed to have become the holder or holders of record of the Conversion Shares and Conversion Warrants represented thereby.

C.    Reservation of Shares of Common Stock; Conversion Warrant Certificates

      The Maker covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, such number of shares of Common Stock as shall then be deliverable upon the conversion of this Note (including reservation of a sufficient number of shares of Common Stock for the issuance of the Warrant Shares).

      The certificates representing the Conversion Warrants shall be the same as the form of warrant certificate included in the Memorandum as Exhibit C.


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

D.    Conversion Price Adjustments

      In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

II.   Default Provisions

      If any of the following events (an "Event of Default") shall occur and be continuing:

      (a) the Maker shall fail to pay the principal of, or shall fail to pay any interest on, this Note when due;

      (b) the Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator, custodian or similar official for itself or any of its properties or assets; (ii) make a general assignment for the benefit of creditors; (iii) become bankrupt or insolvent; (iv) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code or under any analogous provision of applicable United States or foreign law or file a petition or an answer seeking reorganization, an arrangement with creditors or to take advantage of any other present or future applicable United States or foreign law respecting bankruptcy, reorganization, insolvency, readjustment of debts, dissolution, liquidation or relief of debtors; (v) file any answer admitting the material allegations of a petition under such law; (vi) be unable to pay or admit in writing its inability to pay its debts generally as they become due; or (vii) take any action for the purpose of effecting any of the foregoing;

       (c) (i) any case, proceeding or other action shall be commenced against the Maker, or a substantial part of the Maker's properties or assets, under the United States Bankruptcy Code or under any analogous provision of United States or foreign law, and such case, proceeding or other action shall remain undismissed for any period of sixty (60) days; or (ii) an order, judgment or decree shall be entered without the application, approval or consent of the Maker by any court of competent jurisdiction, approving a petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to the Maker or all or a substantial part of the Maker's properties or assets, or appointing a receiver, trustee, liquidator, custodian or other official of the Maker or all or a substantial part of the Maker's properties or assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;


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

      (d) one or more judgments for the payment of money in excess of an aggregate of Fifty Thousand Dollars (US$50,000) shall be rendered against the Maker and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed or contested in good faith; or

      (e) the Maker shall be dissolved or liquidated, or shall submit any application or other document to any authority for the purpose of dissolving or liquidating the Maker or of commencing the dissolution or liquidation of the Maker, or an action or administrative proceeding is commenced against the Maker for its dissolution or liquidation which shall remain undismissed for any period of sixty (60) days, or the Maker shall state in writing its intention to dissolve or liquidate;

then, or at any time thereafter during the continuance of any such Event of Default, with regard to (b) or (c) above this Note shall automatically be accelerated and with regards to (a), (d) and (e) above, the Holder may, upon written notice to the Maker, accelerate this Note and declare the same to be forthwith due and payable as to both principal and interest, in all cases without presentation, demand, protest or other notice of any kind, all of which hereby are expressly waived by the Maker, anything contained herein to the contrary notwithstanding. The Maker agrees to reimburse the Holder for all reasonable expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by the Holder to enforce the provisions of this Note and to collect the Maker's obligations hereunder.

III.  General

      No remedy herein conferred upon the Holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

      This Note and all representations, warranties, covenants and agreements contained herein, shall be binding upon the Maker and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns.

      Upon maturity hereof, by acceleration or otherwise, and/or after judgment, interest shall be payable at the rate of fifteen percent (15%) per annum or at the judgment rate, whichever is higher, until the obligation hereunder is paid in full.

      If any payment shall become due hereunder on a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized to close, the due date thereof shall be extended to the next day on which such banking institutions are not authorized to close.

      This Note and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State. No term, covenant, agreement or condition hereof may be amended or compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively), unless Maker shall have obtained the agreement or consent in writing of the Holder.


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

      Maker (i) waives demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note or enforcing any other remedy herefor, and (ii) agrees that the Holder shall not be required first to institute suit or exhaust its remedies hereunder against Maker or others liable or to become liable hereon or to enforce any other rights and remedies in order to enforce payment of this Note, and any such action shall not be deemed an election of remedies. In addition, Maker hereby agrees that any dispute which may arise in connection with this Note shall be adjudicated before a court located in New York City and hereby consents to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced in connection with this Note, and Maker hereby irrevocably waives any objection it now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, and consents to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth herein or such other address as Maker shall furnish to the Holder in writing.

      This Note consisting of six (6) pages is executed and delivered in New York, New York, on the date set forth above.



         [Remainder of Page Intentionally Blank, Signature Page Follows]


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

      IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the day and year first above written.



                               MAKER:

                               GREENMAN TECHNOLOGIES, INC.


                               By: /s/ Robert H. Davis
                                   Name: Robert H. Davis
                                   Title: President and Chief Executive Officer


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